EXHIBIT 12
                       ADVANTICA RESTAURANT GROUP, INC.


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES





                                                                  Year Ended December 31,
                                                              -------------------------------
                                                                    1993            1994
(In thousands)                                                ---------------- --------------
 Loss from continuing operations before income taxes ........   $ (1,317,892)    $  (19,033)
 Add:
  Net interest expense excluding capitalized interest .......        203,709        220,985
  Amortization of debt expense ..............................          9,416          6,453
  Interest factor in rents ..................................         16,290         16,411
                                                                ------------     ----------
    Total earnings (losses) .................................   $ (1,088,477)    $  224,816
                                                                ============     ==========
 Fixed charges:
  Gross interest expense including capitalized interest .....        203,987        221,245
  Amortization of debt expense ..............................          9,416          6,453
  Interest factor in rents ..................................         16,290         16,411
                                                                ------------     ----------
    Total fixed charges .....................................   $    229,693     $  244,109
                                                                ============     ==========
 Ratio of earnings (losses) to fixed charges ................             --             --
                                                                ============     ==========
 Deficiency in the coverage of fixed charges by
  earnings
  (losses) before fixed charges .............................   $  1,318,170     $   19,293
                                                                ============     ==========



                                                                         Year Ended December 31,
                                                              ----------------------------------------------
                                                                    1995            1996           1997
(In thousands)                                                --------------- --------------- --------------
 Loss from continuing operations before income taxes ........   $  (132,920)    $  (101,852)    $ (132,681)
 Add:
  Net interest expense excluding capitalized interest .......       221,645         245,787        216,837
  Amortization of debt expense ..............................         7,504           8,921          9,551
  Interest factor in rents ..................................        16,090          19,774         24,003
                                                                -----------     -----------     ----------
    Total earnings (losses) .................................   $   112,319     $   172,630     $  117,710
                                                                ===========     ===========     ==========
 Fixed charges:
  Gross interest expense including capitalized interest .....       221,726         245,787        216,837
  Amortization of debt expense ..............................         7,504           8,921          9,551
  Interest factor in rents ..................................        16,090          19,774         24,003
                                                                -----------     -----------     ----------
    Total fixed charges .....................................   $   245,320     $   274,482     $  250,391
                                                                ===========     ===========     ==========
 Ratio of earnings (losses) to fixed charges ................            --              --             --
                                                                ===========     ===========     ==========
 Deficiency in the coverage of fixed charges by
  earnings
  (losses) before fixed charges .............................   $   133,001     $   101,852     $  132,681
                                                                ===========     ===========     ==========



For purposes of these computations, the ratio of earnings to fixed charges has been calculated by dividing pretax earnings by fixed charges; earnings, as used to compute the ratio, equals the sum of income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the total interest expenses including capitalized interest, amortization of debt expenses and a rental factor that is representative of an interest factor (estimated to be one third) on operating leases.